Exhibit 99.1

MOBIFORM SIGNS LONG TERM TECHNOLOGY AGREEMENT WITH JOY MINING

CRYSTAL RIVER, FL –Friday February 18, 2011 - Mobiform Software Inc (OTCBB:MOBS), a global provider of data visualization technology for high tech and heavy industry, today announced that it has signed a long term agreement to provide data visualization technology for use with products developed by Joy Mining Machinery, a global leader in the development, manufacture, distribution and service of underground mining equipment.

Under the terms of the multi-year agreement, Mobiform will provide portions of its SCADA (Supervisory Control and Data Acquisition) system ‘Status’, custom development and graphics design services to improve the monitoring of underground mining machinery developed by Joy.

“We look forward to providing Joy with technology that will help reduce costs and downtime while improving machine availability and utilization” said Ron DeSerranno, CEO, Mobiform Software.

Joy Mining Machinery has over 90 years of experience as a global leader in the development, manufacture, distribution and service of underground mining machinery for the extraction of coal and other bedded materials. Joy manufactures complete mining systems for  use in longwall, entry development,  and room and pillar mining operations. Joy has one of the world’s largest and most extensive aftermarket service and support infrastructure in place of any underground equipment supplier.

Mobiform specializes in the compelling visualization of real-time data. Our visualization technology and SCADA products are deployed in manufacturing, power & utilities, transportation, petrochemical, HVAC, and other fields of business where visualization of real time data is critical. Mobiform’s in-house expertise and experience has provided us the opportunity to partner with companies from various vertical markets, and assist them to develop custom solutions that meet their specific needs. Our goal is to help our clients transfer their real-time production and operational data into actionable information through graphically-compelling, functional, and intuitive user interfaces

CONTACTS:

Mobiform Software Inc.	Joy Mining Machinery

Kathleen O’Keefe	Lou Boltik
kokeefe@mobiform.com	lboltik@joy.com
Tel: (352) 564-9610	Tel: (724) 779-4557